Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES DEFENSE SEGMENT AWARD

Eau Claire, Wisconsin (July 30, 2025) – National Presto Industries, Inc. (NYSE: NPK) announced today that on July 29, 2025, the U.S. Army awarded AMTEC Corporation, its wholly-owned subsidiary, an option award totaling $101.1 million under year four (Government Fiscal Year (FY) 2025) of AMTEC’s current five-year 40mm systems contract. Deliveries under the option award are scheduled to commence in mid-2027 and continue through early 2028. Combined with prior Government FY22, FY23, FY24 and FY25 awards, the total value of the current five-year 40mm systems contract is $797 million.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms, fire extinguishers and systems that provide early warning of conditions that, if not corrected, would cause significant losses.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.